Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-164307

September 28, 2010

DAQO NEW ENERGY CORP.

Daqo New Energy Corp., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. International plc toll-free at 1-866-718-1649 (calling number is not toll-free outside the United States). You may also access the company’s most recent prospectus dated September 28, 2010, which is included in Amendment No. 7 to our company’s registration statement on Form F-1, as filed with the SEC via EDGAR on September 28, 2010, or Amendment No.  7, by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1477641/000119312510218368/df1a.htm.

The following information supplements and updates the information contained in the company’s preliminary prospectus dated September 24, 2010. All references to page numbers are to page numbers in Amendment No. 7.

(1) Insertion of a new paragraph under the first paragraph under “Prospectus Summary—Recent Developments” on page 12:

In September 2010, we entered into a polysilicon supply agreement with an affiliate of MEMC Electronic Materials, Inc., or MEMC, whereby we agree to sell and the customer agrees to purchase 600 MT of polysilicon for 2011. The customer also has an option to purchase 600 MT of polysilicon in 2012, subject to our mutual agreement on the applicable polysilicon sales prices.

(2) Insertion of a new paragraph under the first paragraph under “Selected Consolidated Financial and Operating Data—Recent Developments” on page 53:

In September 2010, we entered into a polysilicon supply agreement with an affiliate of MEMC, whereby we agree to sell and the customer agrees to purchase 600 MT of polysilicon for 2011. The customer also has an option to purchase 600 MT of polysilicon in 2012, subject to our mutual agreement on the applicable polysilicon sales prices.